Exhibit 99.1

World-Renowned Neurosurgeon, Health and Nutrition Expert Dr. Joseph Maroon Joins CV Sciences, Inc. Board of Directors

Las Vegas, Nevada – August 8, 2018 (GLOBE NEWSWIRE) – CV Sciences, Inc. (OTCQB:CVSI) (the “Company,” “CV Sciences,” “our” or “we”) is pleased to announce the appointment of Joseph Maroon, MD, FACS (“Dr. Maroon”) to its Board of Directors.

Dr. Maroon is a clinical professor and vice chairman of the Department of Neurological Surgery and the Heindl Scholar in Neuroscience at the University of Pittsburgh Medical Center (UPMC) and has held other positions at UPMC since 1998. He is a world-renowned neurosurgeon, and he brings his expertise in health, nutrition and wellness to expand the depth of medical and biotech leadership on the board. Dr. Maroon was previously a member of the Board of Directors and Chairman of the Scientific Committee of Mylan from 2005 to 2017.

CV Sciences’ Chief Executive Officer, Joseph Dowling commented, “We are pleased to have the support of Dr. Maroon as we continue the expansion and distribution of our hemp cannabidiol (CBD) brand PlusCBD Oil™, and progress our drug development efforts. His extensive background as an expert in the field of health and wellness speaks volumes to his belief in the study of CBD as both a dietary supplement and pharmaceutical drug. Dr. Maroon’s vision in alternative medicine is clearly aligned with our Company, and we are delighted to be adding his talents to our Board of Directors. His appointment also satisfies the listing requirements for an independent board majority and advances our plans for a Nasdaq uplisting.”

Dr. Maroon has been a team neurosurgeon in the National Football League since 1981, and serves as medical director of other professional sports organizations. He has served on the editorial boards of eight medical and neurological journals and is currently associate editor of Surgical Neurology and editorial board member of Neurological Research and The Physician and Sports Medicine journals. He also is past-president of the Congress of Neurological Surgeons, the largest society of neurosurgeons in the world. Dr. Maroon is regarded as a premier specialist in the surgical treatment of injuries and diseases of the brain and spine, specializing in minimally invasive procedures. He has consistently been listed in America’s Best Doctors for the past 20 years.

Dr. Maroon obtained his medical and neurosurgical training at Indiana University, Georgetown University, Oxford University in England and the University of Vermont. He has conducted extensive research into neurotrauma, brain tumors and diseases of the spine, which has led to many innovative techniques for diagnosing and treating these disorders. His research efforts have garnered him numerous awards from various national and international neurological societies.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD, and a consumer product division focused on manufacturing, marketing and selling plant-based CBD products to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in San Diego, California and Las Vegas, Nevada. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties.

CONTACT INFORMATION

Robert Haag

Managing Director

IRTH Communications

ir@cvsciences.com

866-976-4784